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                                                                     EXHIBIT 5.1

(KING & SPALDING LOGO)                            King & Spalding LLP
                                                  1185 Avenue of the Americas
                                                  New York, New York 10036-4003
                                                  www.kslaw.com

November 17, 2006

United Parcel Service, Inc.
55 Glenlake Parkway
Atlanta, Georgia 30328

     RE: UNITED PARCEL SERVICE, INC. - UPS NOTES

Ladies and Gentlemen:

     We have acted as counsel for United Parcel Service, Inc., a Delaware corporation (the "Company"), in connection with the transactions contemplated by the Selling Agent Agreement dated November 17, 2006 (the "Selling Agent Agreement") among the Agents named therein and the Company, pursuant to which the Agents may solicit from time to time offers to purchase up to $500,000,000 aggregate principal amount of UPS Notes (the "Notes") registered under the Securities Act of 1933, as amended, and issued pursuant to the Indenture dated as of August 26, 2003 between the Company and Citibank, N.A., as Trustee (the "Indenture"). Capitalized terms used in this opinion and not otherwise defined herein shall have the meanings given to such terms in the Selling Agent Agreement.

     We have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly. We have relied, as to the matters set forth therein, on certificates of public officials.

     We have assumed that the Indenture is a valid, binding and enforceable agreement of the Trustee. We have also assumed the genuineness of all signatures on the Indenture and the Notes.

     As to certain matters of fact material to this opinion, we have relied to the extent we deemed appropriate, without independent verification, upon (i) certificates of officers of the Company and (ii) the representations and warranties of the Company contained in the Selling Agent Agreement. This opinion is limited in all respects to the federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

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     Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Notes have been duly authorized and, when the terms thereof have been established in accordance with the Indenture and when executed, authenticated, issued and delivered in the manner provided for in the Indenture against payment therefor in the manner provided for in the Selling Agent Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

     This opinion is delivered in connection with the transactions contemplated by the Selling Agent Agreement, may be relied upon only by you in connection therewith, may not be relied upon by you for any other purpose or by anyone else for any purpose, and may not be quoted, published or otherwise disseminated without our prior written consent.

     This opinion is given as of the date hereof, and we assume no obligation to update this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in any laws or regulations which may hereafter occur.

                                                       Very truly yours,


                                                   /s/ King & Spalding LLP